EXHIBIT 99.1

JOINT VENTURE SECURES FINANCING FOR RENEWABLE DIESEL FACILITY

May 31, 2011 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today announced that Diamond Green Diesel LLC, its previously announced joint venture project with Valero Energy Corporation, has secured financing for the planned construction of its renewable diesel facility in Norco, Louisiana.  Financing will be provided internally by a subsidiary of Valero Energy Corporation.
Randall C. Stuewe, Chairman and CEO of Darling, said, “We are pleased to have reached agreement with Valero to fund this critical project.  Valero’s support for this project is critical and this is another means of displaying their confidence in both the technology and viability of the project.  Valero’s financing commitment means that we will no longer require a funding guarantee from the U.S. Department of Energy under the Energy Policy Act of 2005.  Nevertheless, we would like to thank the Department of Energy for their support for this project, which is expected to generate numerous jobs in the State of Louisiana.”
The facility will be capable of producing over 9,300 barrels per day or 137 million gallons per year of renewable diesel on a site adjacent to Valero’s St. Charles refinery near Norco, Louisiana.  The facility will convert grease, primarily animal fats and used cooking oil supplied by Darling, and potentially other feedstocks that become economically and commercially viable, into renewable diesel.  Construction on the facility will commence in June 2011 with completion anticipated during the fourth quarter of 2012.
Darling International Inc. is the largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation's food industry.  The company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides.  The company also recovers and converts used cooking oil and commercial bakery waste into valuable feed and fuel ingredients.  These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.  For additional information, visit Darling’s web site at http://www.darlingii.com.
Valero Energy Corporation is an international manufacturer and marketer of transportation fuels, other petrochemical products and power.  Its assets include 14 petroleum refineries with a combined throughput capacity of approximately 2.6 million barrels per day, 10 ethanol plants with a combined production capacity of 1.1 billion gallons per year and a 50-megawatt wind farm.  Valero is also one of the largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar and Beacon brands.  Based in San Antonio, Valero is a Fortune 500 company with approximately 20,000 employees.  Please visit www.valero.com for more information.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling, the joint venture, and industry factors affecting them.  These statements are identified by words such as "may," "will," " begin," " look forward," "expect," "believe," "intend," "anticipate," "should," “planned,” "potential," "estimate," "continue," "momentum" and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities and stock markets; a decline in consumer confidence and discretionary spending;  the general performance of the U.S. economy;  global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling's joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana and possible difficulties completing and obtaining operational viability with the plant; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
John O. Muse, Executive Vice President of Finance and Administration, or
Brad Phillips, Treasurer, at
972-717-0300